Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 20, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Adamas Trust, Inc. (formerly known as, New York Mortgage Trust, Inc.) on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Adamas Trust, Inc. on Form S-3 (File No. 333-281046 and File No. 333-290073) and on Form S-8 (File No. 333-257146, File No. 333-232452 and File No. 333-218165).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
February 20, 2026